Exhibit 10.5

FIFTH
EXTENSION AND MODIFICATION
OF
EMPLOYMENT AGREEMENT

THIS FIFTH EXTENSION AND MODIFICATION OF EMPLOYMENT AGREEMENT (the “Extension”) is entered into as of April 30, 2007 by and between Hearthside Homes, Inc., a California corporation (“Employer”), which is an indirect wholly-owned subsidiary of California Coastal Communities, Inc., a Delaware corporation (“Parent”), and ED MOUNTFORD (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive and Employer have entered into an Employment Agreement dated as of May 1, 1998, an Extension and Modification of Employment Agreement dated December 7, 1999, a Second Extension and Modification of Employment Agreement dated April 30, 2001, a Third Extension and Modification of Employment Agreement dated March 18, 2003, a Modification of Employment Agreement dated November 12, 2003 and a Fourth Extension and Modification of Employment Agreement dated July 20, 2005 (collectively, the “Employment Agreement”), through which Executive has provided various executive capacities to Employer and Employer has obtained various executive services by Executive; and

WHEREAS, Employer desires to obtain the benefit of continued service from Executive by extending the Employment Agreement, and Executive desires to render continued services to Employer by extending the Employment Agreement pursuant to the terms and conditions of this Extension;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and covenants herein contained, the parties agree as follows:

SECTION 1.           CONTINUING EFFECTIVENESS OF EMPLOYMENT AGREEMENT.  Except to the extent of any modification made pursuant to the terms of this Extension, the Employment Agreement shall continue to remain in full force and effect following the date hereof.

SECTION 2.           EXTENSION OF TERM.  Employer and Executive hereby agree to extend the term of the Employment Agreement until April 30, 2009.

SECTION 3.           BASE SALARY.  Effective January 1, 2007 and until the expiration of the term set forth in Section 2 above, Employer agrees to pay Executive a base salary of at least One Hundred and Ninety Thousand Five Hundred Dollars ($190,500) per year in semi-monthly installments on the same dates the other senior officers of Employer are paid.

(i)               Paid Time Off.  Executive shall be entitled to five (5) weeks of paid time off (“PTO”) each twelve-month period, in accordance with the terms and provisions set forth in that certain Hearthside Homes/California Coastal Communities Employee Handbook Addendum dated December 4, 2006 (the “Addendum”) a copy of which has been delivered to Executive; and Executive hereby represents and warrants that (i) the Addendum has been fully read and understood, and (ii) Executive agrees to be bound by the Addendum with respect to all matters of PTO.

SECTION 4.           BONUS.  From the date hereof and until the expiration of the term set forth above, Employer agrees to provide Executive with the opportunity to earn the following incentive bonuses: (i) a discretionary bonus, to be determined on an annual basis in the sole and absolute discretion of Parent’s Compensation Committee, related to such Committee’s assessment of Executive’s relative contribution towards the success of Signal Landmark’s Brightwater project; (ii) an incentive bonus in the amount of Fifty Thousand Dollars ($50,000) upon the recording by the County of Orange of all Final Maps necessary for development of 349 homes at Brightwater; and (iii) the “Oxnard Project Bonus” that may be earned by Executive in connection with Hearthside Homes Oxnard LLC’s development project in Oxnard, California (the “Oxnard Project”) under the terms set forth in the Modification of Employment Agreement dated November 12, 2003.

IN WITNESS WHEREOF, the parties have executed this Extension as of the date first above written.

“EMPLOYER”

HEARTHSIDE HOMES, INC.

By:	/s/ RAYMOND J. PACINI
Raymond J. Pacini
Chief Executive Officer

“EXECUTIVE”

/s/ ED MOUNTFORD
Ed Mountford